Exhibit 4.3

Translation for information purposes only

NOVATION AGREEMENT TO MODIFY, WITHOUT TERMINATION, A EURO
MULTI-BORROWER CREDIT FACILITY DATED 30 JUNE 2000

In Madrid, on 13 February 2003.

BETWEEN

Of the one part,

CABLEUROPA, S.A.U., a company with registered address at calle Basauri, Urbanización La Florida, Aravaca, Madrid, recorded at the Mercantile Registry of Madrid, in tome 9,174, folio 38, section 8, under number 147,606, holding Fiscal Identification Code A-48514343, represented by Mr Eugenio Galdón, as representative of MULTITEL HOLDINGS, S.L., President of the Board of Directors, and Mr Richard David Alden, in his condition as Managing Director (hereinafter, “Cableuropa”).

VALENCIA DE CABLE, S.A., a company with registered address at Gremis, 12, Polígono Industrial Vara de Quart, Valencia, recorded at the Mercantile Registry of Valencia, in tome 5,479, folio 4, section 8, under number 47,567, holding Fiscal Identification Code no. A-81237307, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia”).

MEDITERRÁNEA SUR SISTEMAS DE CABLE, S.A., a company with registered address at Carretera de Ocaña, 15, Alicante, recorded at the Mercantile Registry of Alicante, in tome 1,855, folio 14, section 8, and number 34,967 and holding Fiscal Identification Code no. A-81238413, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia Sur”).

MEDITERRÁNEA NORTE SISTEMAS DE CABLE, S.A., a company with registered address at Hermanos Bou, 16, Castellón de la Plana, recorded at the Mercantile Registry of Castellón, in tome 813, folio 165, section 8, under number 10,448, holding Fiscal Identification Code no. A-81237869, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Valencia Norte”).

REGIÓN DE MURCIA DE CABLE, S.A., a company with registered address at Avenida Juan Carlos I, s/n, Edificio Torre de Cristal, Polígono Industrial Espinardo, Murcia, recorded at the Mercantile Registry of Murcia, in tome 1,038, folio 81, section 8, under number 19,469, holding Fiscal Identification Code no. A-30464853, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Murcia”).

UNIVERTEL COMUNICAÇÔES UNIVERSAIS, S.A., a Portuguese company with registered address at Avda. Joao Crisóstomo, 18, 3ª, 3ESQ, Lisbon, represented by CABLEUROPA, S.A.U. in its capacity as Managing Director, which is represented by Mr Richard David Alden (hereinafter, “Univertel”).

HYDRA SERVICIOS DE ATENCIÓN AL CLIENTE, S.A., a company with registered address at c/ Gremis, 4, Polígono Industrial Vara de Quart, Valencia, recorded at the Mercantile Registry of Valencia, in tome 6,605, folio 51, under number V-71374, holding Fiscal Identification Code no. A-96967914, represented by CABLEUROPA, S.A.U. in its capacity as Sole Manager, which is represented by Mr Richard David Alden (hereinafter, “Hydra”)

(Hereinafter, all of them shall be jointly referred to as the “Borrowers” and individually as the “Borrower”).

And of the other part,

ONO FINANCE Plc, a company with registered address at 200 Aldersgate Street, EC1A 4JJ London, represented by Mr [                 ], acting as Director, by virtue of the powers conferred upon him in resolutions adopted by the Board of Directors on 12 February, 2003 (hereinafter, “Ono Finance” or the “Lender”).

THEY STATE

I.-       That on 30 june 2000, the Borrowers (which at the time included the companies Huelva de Cable y Televisión, S.A., Cádiz de Cable y Televisión, S.A., Cable y Televisión de El Puerto, S.A., Cable y Televisión de Andalucía, S.A., Corporación Mallorquina de Cable, S.A., Albacete Sistemas de Cable, S.A. and Santander de Cable S.A., which were absorbed by Cableuropa, the universal successor of all of the companies’ rights and obligations) and Ono Finance executed a subordinated multi-borrower credit facility (the “Original Facility”), whereby the Borrowers received from Ono Finance a facility for a maximum of 200,000,000 Euros.

II.-      That the purpose of the Original Facility was to lend the Borrowers the funds obtained by Ono Finance with the Issue of Euro Bonds (as this term is defined in the Original Facility), which was carried out on the same date as the Original Facility.

III.-      That on today’s date the Borrowers (each one as described below) have sold and handed over to Ono Finance certain Euro Bonds (as this term is defined in the Original Facility) for a total nominal amount of 86,298,000 Euros, a sale for which the consideration agreed upon was Ono Finance’s cancellation of said Euro Bonds and the corresponding decrease in the principal of the Original Facility.

The nominal amounts of the Euro Bonds sold and handed over by each of the Borrowers to Ono Finance are as follows:

Cableuropa:	71,817,000 Euros

Valencia:	6,873,000 Euros

Valencia Sur:	1,118,000 Euros

Valencia Norte:	1,254,000 Euros

Murcia:	5,236,000 Euros

Univertel:	0 Euros

Hydra:	0 Euros

Total	86,298,000 Euros

IV.-     That as a result of the foregoing, the parties have decided to execute the present novation agreement to modify, without termination, the Original Facility (hereinafter, the “Agreement”) which shall be governed by the following

CLAUSES

1.        INTERPRETATION

The terms and expressions which appear in the present Agreement in capital letters and which have not been assigned a specific meaning herein, shall be construed in the same way as in the Original Facility.

2.        REDISTRIBUTION OF DISPOSITIONS

In accordance with Clause 7.1 of the Original Facility, Cableuropa accepts, and the rest of Borrowers and Ono Finance therefore authorise, to redistribute the Univertel Disposition under the Original Agreement in an amount of 5,005,053.78 Euros which is hereby assumed by Cableuropa. For these purposes, Cableuropa has debited (with value in the date of this Agreement) in the Univertel Account a reduction of its Disposition in an amount of 5,005,053.78 Euros, such Disposition being thus reduced to 0 Euros and, simultaneously to this reduction, has credited (with value in the date of this Agreement) his own Account an increase in his Disposition in an amount of 5,005,053.78 Euros. Cableuropa, with consent of the rest of the parties, agrees to pay the amount of interest which has accrued on the amount the reduction in the Univertel Account up to the date hereof which shall pay when due.

Each one of Borrowers and Ono Finance acknowledge having been notified to the effects of the agreed in Clause 7.2 of the Original Facility, expressly waiving by signing this Agreement the notification in writing form set forth in such Clause 7.2.

3.        MODIFICATION OF THE LOAN AMOUNT

3.1      Due to the cancellation of the euro bonds sold and handed over by the borrowers to ono finance, the principal amount of the original facility shall be, as from today, 113,702,000 Euros.

3.2      Considering the Redistribution of Dispositions anticipated in Clause 2 of the present Contract and the cancellation of Bonds sold and given by the of Borrowers ones to Ono Finance, the new Credited Maximum Amount, that has been fully withdrawn, is distributed between each one of the Borrowers in the following way:

Cableuropa	44,196,000 Euros

Valencia	32,988,000 Euros

Valencia Sur	5,367,000 Euros

Valencia Norte	6,021,000 Euros

Murcia	25,130,000 Euros

Univertel	0 Euros

Hydra	0 Euros

Total	113,702,000 Euros

4.   FEES

By way of intermediary fee to remunerate ONO Finance (Holdings) Limited for enabling the transaction to proceed, the Borrowers shall pay to ONO Finance (Holdings) Limited the fees set out in a letter from ONO Finance (Holdings) Limited dated as of the date hereof.

5.   VALIDITY OF THE TERMS NOT MODIFIED

The parties expressly declare that the terms agreed in the Original Facility, which have not been modified herein, shall be fully valid.

6.   LAW

The present Agreement shall be governed and interpreted according to Spanish law.

7.   JURISDICTION

Each of the parties to the present Agreement submits itself irrevocably to the exclusive jurisdiction of the Courts and Tribunals of the city of Madrid for the examination and resolution of any claim that might arise from the fulfilment or interpretation of the present Agreement, expressly waiving any other jurisdiction which might otherwise correspond thereto.

In witness whereof, the present Agreement is drawn up and signed on 8 original copies.

[SIGNATURES]